Exhibit 77Q1(f):  Exhibits; Letters from the Independent Accountant Furnished
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Pursuant to Sub-Item 77K
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August 25, 2010


Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read Item 77K of Form N-SAR dated August 25, 2010 of Montgomery Street Income Securities, Inc. for the year ended December 31, 2010, and are in agreement with the statements contained in the first sentence of the first paragraph and with the statements in each sentence in the second paragraph. We have no basis to agree or disagree with other statements of the registrant contained therein.



/s/ Deloitte & Touche LLP